REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Centennial Bancorp

In our opinion, the consolidated statements of income, of changes in shareholders' equity and of cash flows for the year ended December 31, 1997 (appearing on pages 10 through 12 of Centennial Bancorp and subsidiaries (the
Bank) 1999 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K) present fairly, in all material respects, the results of operations and cash flows of the Bank for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of the Bank for any period subsequent to December 31, 1997.


/S/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP

Portland, Oregon
January 22, 1998